Exhibit 10.13

FORM OF ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature affixed hereto (the “Effective Date”), by and among (i)                      (the “Seller”), a Delaware limited liability company and (ii)                    , a Delaware limited liability company (the “Purchaser”).

Recitals:

A.       Seller is engaged in the business of owning and/or operating a veterinary clinic (collectively, the “Business”).

B.       Purchaser desires to purchase and obtain from Seller, and Seller desires to sell, convey, assign, and transfer to Purchaser, substantially all of the assets and properties of Seller relating to the Business, all in the manner and subject to the terms and conditions set forth herein.

C.       Owner owns 100% of the membership interests in the Seller.

D.       The parties hereto also acknowledge that in connection with Purchaser’s purchase of the assets and properties of Seller relating to the Business, an affiliate of Purchaser also intends to purchase the Property pursuant to a separate Real Estate Purchase and Sale Agreement of even date herewith (the “Property Purchase Agreement”). The parties will require that the closings of the transactions contemplated in this Agreement and the Property Purchase Agreement shall be effectuated simultaneously, and such simultaneous closings shall be a contingency under this Agreement and the Property Purchase Agreement.

E.       Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 15.

Agreement:

Now, therefore, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

1.       Purchase and Sale of Assets.

1.1       Purchase and Sale of Assets.

(a)        On the terms and subject to the conditions set forth in this Agreement, at the Closing, and except for the Excluded Assets, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title, and interests in and to the assets comprising the Business, including, without limitation, all of the assets, properties, rights and contractual rights of Seller, and claims of Seller, used or held for use in the Business, wherever located, whether tangible or intangible, as the same shall exist at the Closing (collectively, the “Assets”), free and clear of all Encumbrances including, without limitation, the following:

(i)        All equipment and other tangible personal property, wherever located, including, without limitation, any and all hardware, office and veterinary practice equipment, furniture and fixtures, office materials and supplies, inventory, furnishings, computers and other tangible personal property of every kind and description held for use principally in, or used or usable in the operation of, the Business;

(ii)        All inventory on hand of any nature, including, without limitation, prescription drugs and controlled substances;

(iii)        All customer deposits, the nature of which are set forth on Schedule 1.1(a)(iii);

(iv)        All prepaid expenses relating to the Business, the nature of which are set forth on Schedule 1.1(a)(iv);

(v)        All deposits, security and any collateral held by third parties for payment of expenses of the Business;

(vi)        The permits, licenses, franchises, certificates of occupancy, variances, exemptions, orders and other governmental authorizations, consents, waivers, registrations and approvals necessary to conduct the Business, including any set forth on Schedule 1.1(a)(vi) (the “Permits”);

(vii)        All intellectual property, including, without limitation, any and all trademarks, trade names, service marks, franchises, patents, jingles, slogans, logotypes and other intangible rights, used or held for use in connection with the Business, including, without limitation, the name “The Old 41 Animal Hospital”;

(viii)        All internet web sites relating to the Business, including, without limitation, all internet domain leases and domain names of, the unrestricted right to the use of HTML content located and publicly accessible from those domain names, and the “visitor” email database for those sites, and any and all social media sites and accounts;

(ix)        All copies of sales and marketing brochures and materials and other printed or written materials in any form or medium relating to Seller’s ownership or operation of the Business that Seller is not required by law to retain and duplicates of any such materials that Seller is required by law to retain;

(x)        All rights under all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors in connection with the operation of the Business;

(xi)        To the extent permitted by applicable law or the terms therein, and subject to the terms of Section 1.2 below, all contracts or equipment leases set forth on Schedule 1.1(a)(xi) and that are to be assumed pursuant to the terms hereof (the “Business Contracts”);

2

(xii)        To the extent that such currently exist and/or are within the control of Seller, all books and records of the Business, including, without limitation, data processing records, employment and personnel records, customer lists, patient lists, potential customer and patient lists, all patient records and files (except to the extent not permitted by applicable law), all medical records and files (except to the extent not permitted by applicable law), advertising and marketing data and records, credit records, records relating to suppliers, and other data, in each case whether in hard copy or electronic form;

(xiii)        All computer software programs and databases used or held for use by Seller in the conduct of the Business, whether owned, licensed, leased, or internally developed (in each case, subject to applicable restrictions);

(xiv)        All telephone numbers, yellow pages listings and electronic mail addresses used or held for use by Seller in the conduct of the Business; and

(xv)        All goodwill and going concern value associated with the Business and the Assets, along with the right of the Purchaser to hold itself out as the successor of Seller in the conduct of the Business.

1.2       Excluded Assets. The following assets, properties, and rights (collectively, the “Excluded Assets”) are not included in the Assets and shall be retained by Seller: (a) the rights of Seller and Owner under this Agreement; (b) the membership interests of Owner in Seller; (c) all bank accounts, cash, and trade accounts receivable; (d) any Business Contract that is set forth on Schedule 1.1(a)(xi) but is not being assumed pursuant to the terms hereof, (e) any Benefit Arrangements relating to the Employees of the Business and any and all rights therein or in the assets thereof; (f) the Property; and (g) the minute books and similar corporate records in regards to the Seller. Additionally, at any time prior to the Closing, Purchaser may elect, in its sole discretion, not to purchase any Asset and to include any such Asset within the Excluded Assets, including, without limitation, any Business Contract (and the cost to terminate shall be paid by Seller) set forth on Schedule 1.1(a)(xi), although any such exclusion(s) shall have no effect upon the Purchase Price.

1.3       Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and/or accept the post-Closing obligations of Seller under the Business Contracts (to the extent assumed pursuant to the terms hereof) that, by the terms of such Business Contracts, arise after Closing, relate to periods following the Closing and are to be observed, paid, discharged, or performed, as the case may be, in each case at any time after the Closing Date (collectively, the “Assumed Liabilities”).

3

1.4       Excluded Liabilities. Notwithstanding anything to the contrary contained herein or any other agreement or instrument to the contrary, Purchaser shall not assume, agree to pay, satisfy, or discharge or in any way be liable or responsible for, any liabilities, commitments, or obligations of Seller, Owner or any other Person except for the Assumed Liabilities. To the extent any of the liabilities that are not Assumed Liabilities are satisfied, paid, or discharged by Purchaser, Seller and Owner shall settle such liabilities with Purchaser in accordance with Section 2.5. Without limiting the generality of the foregoing, Purchaser shall not assume, and Seller, Owner, or any other Person, as the case may be, shall remain solely and exclusively liable and responsible for the following (collectively, the “Excluded Liabilities”):

(a)       any liabilities or obligations (whether absolute, contingent, or otherwise), including, without limitation, any such liabilities or obligations arising under the Business Contracts or any Environmental Law, including obligations to any third party for damage to property not part of the Assets, that accrue or result from any conditions, events or activities occurring or existing on or before the Closing Date with respect to the Assets or otherwise relating to the Business or the operation thereof;

(b)       any liability or obligation of Seller or Owner for any Taxes of any kind accrued for, applicable to or arising from any period whether before, on or after the Closing Date (including, without limitation, those Taxes to be paid by Seller as set forth and provided for in Section 7.5 below);

(c)       any liabilities or obligations that accrue with respect to the Excluded Assets, whether before, on or after the Closing Date;

(d)       any litigation to which Seller is a party, including, without limitation, the litigation described on Schedule 5.5, including any judgments or other amounts due related thereto;

(e)       Except as expressly assumed herein, any liabilities or obligations that accrue with respect to (A) the operation of the Business by Seller or Owner, or (B) Seller’s ownership, operation or use of the Assets prior to or on the Closing Date;

(f)       any liability or obligation in respect of any Benefit Arrangement or any other liability or obligations with respect to Employees and the Business;

(g)       any liabilities and obligations of Seller arising under Section 4980B of the Code or similar state law (“COBRA”);

(h)        any liabilities or obligations of Seller arising under the Lease (as defined below);

(i)        any liabilities or obligations under any Business Contract that is not assumed by Purchaser pursuant to the terms hereof;

(j)        Any liabilities or obligations of Seller or Owner arising under any PPP Loans (as defined below); and

(k)       any liability pursuant to any bulk sales or similar laws.

4

1.5       License. To the extent that any of the Assets set forth in Sections 1.1(a)(vii), 1.1(a)(viii), 1.1(a)(xii), or 1.1(a)(xiii) cannot be transferred and sold as contemplated hereunder, Seller hereby grants Purchaser an exclusive, sublicensable, assignable, transferable, royalty-free, worldwide license to use said Assets. Any amounts of money, profits and/or earnings derived from the use of the foregoing licensed Assets shall be the sole property of Purchaser and Seller shall have no right, title and/or interest in and to said money, profits and/or earnings.

2.       Purchase Price; Other Consideration.

2.1       Purchase Price.

(a)        The purchase price for the Assets is made up of the following (the “Purchase Price”): (i)                     payable in accordance with the terms of Section 2.1(b), subject to any prorations or adjustments described herein, and (ii) the Assumed Liabilities.

(b)        At Closing, the Purchaser shall pay the Purchase Price as follows: (i) pay to Seller, in immediately available funds by wire transfer to an account designated by Seller, an amount equal to                            and (ii) cause Inspire Veterinary Partners, Inc. (“Inspire”) (which is the parent corporation of Purchaser) to deliver to Seller the Convertible Note. For purposes of this Agreement, “Convertible Note” shall mean that certain subordinated convertible promissory note in the amount of                        from Inspire and made payable to Seller. The form of the Convertible Note is attached hereto as Exhibit 2.1(b)(ii) and the Convertible Note is in such form as is consistent with Inspire’s convertible debenture model. The settlement statements for the acquisition of the Assets shall reflect and denote a                    credit (relating to the Convertible Note) against the Purchase Price for the Assets.

(c)       To be abundantly clear, the total amount for the Purchase Price shall be $                           .

2.2       Allocation of Purchase Price. Purchaser, Seller, and Owner each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with the allocation set forth on Exhibit 2.2 and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise.

2.3       Prorations. The following prorations or other actions relating to the Assets and the ownership and operation of the Business will be finally made as of the Closing Date, unless otherwise stated, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date: (i) all ad valorem personal property taxes on or with respect to the Assets; and (ii) the cost of all utilities for the Property.

5

2.4       Tax Obligations of Sellers. Prior to Closing, Seller will endeavor to file all sales, use and unemployment insurance tax returns attributable to their operations prior to the Closing Date and to provide Purchaser with evidence of such filings and tax clearance certificates or other evidence acceptable to Purchaser that all such tax obligations have been satisfied. To the extent Seller has not filed all such returns, Purchaser shall be entitled to hold back from the Purchase Price otherwise due and payable to Seller at Closing the amounts that are unpaid by Seller for all such taxes through the Closing Date, but the amount held back for taxes shall be paid by Purchaser to Seller upon presentation to Purchaser of tax clearance certificates or such other proof reasonably satisfactory to Purchaser that all tax sales, use and unemployment insurance tax liabilities of Seller through the Closing Date have been paid and satisfied in full. As set forth in Section 7.5 of this Agreement, among other things, the Seller shall be responsible for and shall pay any and all sales and transfer taxes arising as a result of the sale contemplated by this Agreement (if any).

2.5       Settlement of Liabilities; Settlement.

(a)        Seller and Owner agree and acknowledge that Seller and Owner, jointly and severally, shall be exclusively liable for and satisfy and pay all liabilities, except for the Assumed Liabilities, of or relating to the conduct of the Business or the Assets on or prior to the Closing, which include, but are not limited to: (i) the Excluded Liabilities, (ii) the Pre-Closing Liabilities, (iii) the PPP Loans, and (iv) the Employee Payable. Seller and Owner shall endeavor to pay for any and all amounts covered by this Section 2.5 on or prior to the Closing Date; provided, that, any failure to pay said amounts on or prior to the Closing Date shall not absolve Seller and Owner from the continued obligation, post-Closing, to pay said amounts and/or reimburse the Purchaser for said amounts (to the extent paid by Purchaser).

(b)        Seller and Owner covenant and agree to make a special payroll on or immediately prior to the Closing to all of the Employees for the pay period ending on the Closing Date.

(c)        In connection with utilities for the Property, Purchaser shall make appropriate arrangements for transfer of all necessary utilities in its own name to be effective as of the Closing Date, or as soon thereafter as the utility allows. Providers of electricity, gas, water, sewer and other utilities will be asked by Seller to take meter readings as close to the Closing Date as possible and to bill Seller, as applicable, for service prior to such readings and to bill Purchaser for service thereafter. The readings may occur before or after the Closing Date. To the extent that any party hereto pays any expenses for utilities that are the responsibility of the other party, such amounts will be settled in accordance with this Section 2.5 hereof.

(d)        To the extent any liabilities that are not Assumed Liabilities are discharged and paid by Purchaser, Seller and Owner will settle such liabilities with Purchaser in accordance with this Section 2.5 hereof.

(e)        Within six (6) months following the Closing Date, Purchaser and Seller will settle any amounts owing to each other for (i) on Seller’s and Owner’s account, the prepaid expenses of the Business that relate to the conduct of the Business prior to the Closing Date and are paid by Sellers (as are set forth on Schedule 1.1(a)(iv) hereof), and (ii) on Purchaser’s account, all liabilities relating to the conduct of the Business prior to the Closing Date that are paid, satisfied, or discharged by Purchaser and are not Assumed Liabilities. To the extent there are items that cannot be settled within six (6) months, the parties shall endeavor to settle such items as soon as reasonably practicable. To be abundantly clear, all prepaid expenses are to be prorated as of 12:01 a.m. on the Closing Date.

6

3.       The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by mail, email or other electronic means to the extent possible, or otherwise, on the fifth Business Day after the conditions set forth in Section 9 are satisfied or waived, or at such other time, date and place as Purchaser and Seller mutually agree upon in writing, but in no event later than                        , 2022 (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date.

4.       Due Diligence and Investigation.

4.1       Access and Investigation. Until Closing, but only after prior notice and approval of Seller (such approval not to be unreasonably withheld), provided the same do not interfere with the ongoing business operations of the Business, Seller shall afford to Purchaser, and its agents, representatives and assigns, access to Seller’s Assets and the Business, including, without limitation, access to all premises related to the Business, improvements, books and records, patient charts and medical records and other documents and data relating to the foregoing, and shall furnish Purchaser and its agents, representatives and assigns with copies of all Business Contracts and such other documents and data as Purchaser may reasonably request. In connection with providing access to and/or copies of the foregoing, Purchaser shall be entitled to review and audit the foregoing, visit the Property and Seller’s facilities, and interview Owner and any Employees of the Business. Seller acknowledges that Purchaser will conduct a thorough due diligence review of the Seller and the Business, and, in connection therewith, may engage outside parties to perform assessments and evaluations pertaining to the Seller and the Business. In conducting any review or inspection of the Business and the Assets, Purchaser shall conduct itself in a reasonable manner and indemnify Seller for any Loss, cost or damage related thereto.

4.2       Termination of Agreement by Purchaser. Purchaser shall have the right at any time on or before 5:00 p.m. EST on Friday, October 17, 2022, to terminate this Agreement by delivery to Seller of a written notice of termination, if Purchaser is not satisfied with the results of its investigation for any reason and in the event that Purchaser timely terminates this Agreement, neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement.

5.       Representations and Warranties of the Seller. Except as otherwise disclosed to Purchaser in writing herein, Seller and Owner jointly and severally represent and warrant to Purchaser as of the Effective Date and as of the Closing Date as follows:

5.1       Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida and has the requisite power and authority to carry on its business as it is now being conducted. The Seller is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

7

5.2       Authority Relative to this Agreement. Seller has the requisite company power and authority to enter into and to carry out its obligations hereunder and under the Transaction Documents. The execution, delivery, and performance by Seller of this Agreement and each Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company actions. This Agreement has been duly and validly executed and delivered by Seller and Owner and constitutes, and upon the execution and delivery by Seller and Owner of the Transaction Documents to which it is a party, such Transaction Documents will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

5.3       Consents and Approvals. Except for any consent required to assign any Business Contract, no material consent, approval, authorization of, declaration, filing, or registration with any Person or governmental or regulatory authority is required to be made or obtained by Seller or Owner in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents to which Seller or Owner is a party and the consummation of the transactions contemplated hereby and thereby.

5.4       No Violations. The execution, delivery, or performance by Seller and Owner of this Agreement or any Transaction Document to which either is a party, the consummation by Seller and Owner of the transactions contemplated hereby or thereby, and the compliance by Seller and Owner with any of the provisions hereof or thereof (with or without notice or lapse of time or both) will not (a) contravene, conflict with or result in any breach of any provisions of the articles of organization, operating agreement, or other organizational document of Seller or any resolution or consent adopted by any member or managers of Seller, (b) contravene, conflict with, or violate any order, writ, injunction, decree, statute, rule, ordinance, or regulation applicable to Seller, Owner, to Seller’s properties or assets, (c) result in the creation or imposition of any Encumbrance on any of the Assets, or (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract or lease (including, without limitation, any Business Contract) to which the Seller or Owner are parties or by which they or their respective assets and properties are bound, including, without limitation, any contracts with insurance carriers and providers and any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, lease, commitment, or other instrument.

5.5       Litigation. Except as described on Schedule 5.5, there is no suit, action, proceeding, or investigation (whether at law or equity, before or by any Federal, state, or foreign commission, court, tribunal, board, agency, or instrumentality, or before any arbitrator) pending or threatened against or affecting Seller or Owner, nor is there any judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, board, instrumentality or arbitrator outstanding against Seller or Owner. Seller (or Owner with respect to the Business) has not received any opinion or memorandum or legal advice from legal counsel retained by Seller (or Owner) to the effect that any of Seller or Owner is exposed, from a legal standpoint, to any liability which may be material to the Business. Except as described on Schedule 5.5, there were no litigation matters to which Seller (or Owner with respect to the Business) was a party during the three (3) years preceding the Effective Date.

8

5.6       Financial Statements. Seller and Owner have delivered to Purchaser true and complete copies of: [(a) unaudited financial statements of the Seller for the fiscal year ended and as of _____________ and (b) unaudited, unadjusted financial statements of the Seller for ___________________]1 (collectively, the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and fairly presents Seller’s financial conditions, assets, and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto.

5.7       No Default. Seller is not in violation, breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation, breach of, or a default under) any term, condition, or provision of (a) its organizational documents, including, without limitation, articles of organization, operating agreement, and any amendments thereto, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment, or other instrument, or obligation to which Seller or Owner is a party or by which Seller, Owner or any of their respective properties or assets may be bound or affected, (c) any order, writ, injunction, decree, law, statute, rule, or regulation applicable to Seller or Owner or to Seller’s or Owner’s properties or assets, or (d) any permit, license, governmental authorization, consent, or approval necessary to conduct the Business.

5.8       Environmental Matters. To the knowledge of Seller and Owner, Seller is in compliance with all Environmental Laws. Seller possesses all required Permits, licenses and certificates, and has filed all notices or applications, required by all applicable Environmental Laws. Seller is and has been in compliance with all Environmental Laws and there has been no release or disposal of a Hazardous Material in violation of an Environmental Law in any material respect at, on, under, within or migrating to or from any property currently or formerly owned, leased or operated by Seller (including, without limitation, the Property). To the knowledge of Seller and Owner, no Hazardous Material is present on, in, or under the Property and the Property contains no Hazardous Material. Except as set forth on Schedule 5.8, Seller has not been subject to, nor received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Material in, under or upon any real property owned or used by the Seller, and, other than as set forth on Schedule 5.8, there is no reasonable basis for any such notice or action; and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) against Seller or Owner from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

1 Note to draft: Need this information.

9

5.9       Taxes.

(a)        Regarding taxes: (a) all Taxes of Seller for which Seller is or could become liable as a result of the consummation of the contemplated transactions and that are required to be paid by Seller or Owner with respect to the Assets or the Business, have been, or will be, paid by Seller or Owner; (b) the Assets are not subject to any Encumbrances arising out of unpaid Taxes that are due and payable; (c) no claim has been made in writing or orally by any Taxing Authority in a jurisdiction where Seller or Owner does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Business; and (d) Seller and Owner are each not a “foreign person” (as that term is used in Section 1.1445-2(b)(2)(i) of the Treasury Regulations).

(b)        All Tax Returns required to be filed by or on behalf of the Seller have been timely filed (including all valid requests for extensions) for periods ended on or before the date hereof and all such Tax Returns are true, complete and accurate in all respects. All such Tax Returns reflect all Taxes owed by the Seller for the periods covered. All Taxes shown on each filed Tax Return of the Seller that the Seller is required to pay have been paid. There is no audit examination respecting the Seller pending or threatened with respect to any Taxes. To the knowledge of Seller and Owner, all Taxes that the Seller is or was required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Person.

(c)        Except as set forth on Schedule 5.9(c), Seller has not participated in the Internal Revenue Service’s 2020 payroll tax deferral program, as set forth and outlined in Internal Revenue Service Notice 2020-65 and as set forth and outlined in that certain Executive Order issued by the President of the United States entitled Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, and has not deferred any withholding and payment of any Employee’s portion of withholding taxes (including social security taxes).

5.10       Employee Benefits; Labor Matters.

(a)       All Employees are employees-at-will and are employed for an indefinite term. Seller does not have any written or enforceable oral or written employment contracts with any Employees or any other Persons, except as set forth on Schedule 5.10(a).

(b)       Subject to the litigation described on Schedule 5.5, the following applies with respect to labor issues:

(i)       To the knowledge of Seller and Owner, the Business is in compliance in all respects with all applicable laws respecting (A) employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours and (B) each Benefit Arrangement (if any);

(ii)       there is no unfair labor practice complaint or charge relating to the Business pending or, to the knowledge of Seller and Owner, threatened before the National Labor Relations Board;

(iii)       there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller and Owner, threatened against or affecting the Business, and there has been no such job action during the past three years;

10

(iv) there are no administrative charges or court complaints pending or, to the knowledge of Seller and Owner, threatened against the Seller before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor;

(v)        Seller has complied with all applicable provisions of the Immigration Reform and Control Act; and

(vi)       none of the Employees is subject to a collective bargaining or labor union agreement and no representation question exists respecting the Employees, and, to the knowledge of Seller or Owner, there are no current organizing activities among the Employees.

(c)       Seller does not maintain, nor has it maintained, for the benefit of any Employee, any Benefit Arrangement, other than as identified on Schedule 5.10(c). Seller has not done anything, nor failed to do anything, which would cause Purchaser to be liable to Seller’s Employees, former Employees, retirees, their beneficiaries or any other Person, government or government agency because of or arising out of any such plans or any other employee beneficiary of plans of Seller whatsoever. Correct and complete copies of any Benefit Arrangements have been or will be provided to Purchaser. All Benefit Arrangements are in compliance in all material respects with their respective governing documents or agreements and any and all applicable Law. Since January 1, 2021, there has been no material change in any information disclosed on Schedule 5.10(c) except as set forth therein.

(d)       Schedule 5.10(d) sets forth all workers’ compensation claims filed against Seller or the Business since January 1, 2017. Except as set forth on Schedule 5.10(d), no claims, injuries, fact, event or condition exists which would give rise to a claim by any Employees of Seller, any former Employees of Seller, or any other Persons (including, without limitation, any dependents or spouses of Employees or former Employees) under any workers’ compensation laws, regulations, requirements or programs.

(e)        Schedule 5.10(e) contains a true, complete and correct list setting forth as of the date hereof the names and current compensation rate and compensation of all Employees employed by Seller in connection with the Business. Except as set forth on Schedule 5.10(e), no Person listed thereon received any bonus or increase in compensation since January 1, 2021.

5.11       Contracts. Schedule 1.1(a)(xi) contains a true and complete list of each of the Business Contracts (other than employment contracts which are set forth on Schedule 5.10(a)) to which Seller is a party or that are binding on the Seller, the Business, or the Assets. In connection therewith:

(a)       There are no contracts, leases or other agreements used in the ownership and operation of the Business to which Seller or Owner is a party other than those contracts, leases and other agreements set forth on Schedule 1.1(a)(xi);

(b)       All Business Contracts are valid, enforceable in accordance with their terms and are in full force and effect;

11

(c)       Seller and Owner have paid all amounts due on or before Closing under the Business Contracts and have satisfied all other material obligations accrued to date therewith;

(d)       Seller and Owner have not received any written notice of default under the Business Contracts and no fees are payable to any party on account of or as a condition of the assignment of such Business Contracts pursuant to the transactions herein contemplated; and

(e)       No party to any of the Business Contracts is in default in any respect.

5.12       Title to and Use of Property.

(a)       Seller does not own any real property. Seller leases the Property pursuant to an [written/unwritten]2 lease agreement by and between Seller, as tenant, ███████████████ a Florida limited liability company, as landlord (the “Lease”). Other than the Lease, Seller is not a party to any other lease. There are no leases, subleases, licenses or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Property.

(b)        Schedule 5.12(b) contains a correct and complete list, for any individual item with a current market value in excess of $500.00, of (a) all fixed assets owned or leased by, in the possession of, or used by the Seller in connection with the Business and (b) all other tangible and intangible personal property, rights, and assets owned or leased by, in the possession of, or used by the Seller in connection with the Business (except for the Property), including, without limitation, equipment, fixtures, computer hardware, and software.

(c)        Seller has good and valid title to, or a valid leasehold interest in, the Assets, except for any Encumbrances set forth on Schedule 5.12(c). Any Encumbrances disclosed on Schedule 5.12(c) shall be released on or before the Closing. At the Closing, Seller shall transfer and convey, and Purchaser will acquire title to, all Assets free and clear of any and all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement). At Closing, Purchaser will be vested with good and valid title and interest in and to the Assets.

(d)       Except for any assets that are Excluded Assets, the Assets include, without limitation, all personal property of Seller, both tangible and intangible, necessary to conduct the Business, and none of such Assets are owned by any other Person other than Seller. The Assets are located at the Property.

(e)       Seller has and holds all Permits and such other permits and licenses and all approvals of governmental authorities and agencies that are material to or necessary for the conduct, ownership, and operation of the Business and the Assets and each veterinarian employed by the Seller holds all Permits and such other permits and licenses and all approvals of governmental authorities and agencies necessary or material for the practice of veterinary medicine by such veterinarian, all of which are identified on Schedule 1.1(a)(vi). No material violations are or have been committed in respect of any of such Permits and licenses and no proceeding is pending or threatened to revoke or limit any such Permits and licenses, all of which are in full force and effect.

2 Note to draft: Need confirmation.

12

(f)        The Assets have been maintained in accordance with normal industry practice and are suitable for the purposes for which each is presently used and presently proposed to be used. The Assets will be delivered in good working order, as sufficient for the continued conduct of the Business at Closing. Except for the express representations and warranties of Seller set forth in this Agreement and in the documents executed in connection with the Closing, it is expressly understood and agreed by the parties hereto that the Assets are being purchased “AS IS”. Purchaser acknowledges that, except for the express representations and warranties of Seller set forth in this Agreement and in the documents executed in connection with the Closing, Seller and Owner make no representation and do not make any warranty (express or implied) regarding the physical condition of the Assets or the existence/non-existence of any defects (latent or patent) relating to the condition of the Assets. This provision shall survive the Closing.

5.13       Conduct of Business.

(a)        Except as set on Schedule 5.13, since January 1, 2021, Seller and Owner have conducted the Business of the Seller only in the ordinary course of business consistent with past custom and practice, and have incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and there has been no material adverse change in the assets, condition (financial or otherwise), operating results, employee or customer relations, business activities or business prospects of the Seller.

(b)        Except as set forth on Schedule 5.13, Seller does not have any indebtedness for borrowed money nor is it a guarantor or surety for any liability or obligation of any other Person.

(c)        Since January 1, 2021, the Seller has not incurred or become subject to any liability, other than (i) the liabilities reflected on the Financial Statements, (ii) any liabilities incurred in the ordinary course of business, all of which have been paid in full in the ordinary course of business or are reflected on the Seller’s regular books of account and none of which is material in nature or amount, and (iii) any other liabilities identified on Schedule 5.13.

(d)        Except as set forth on Schedule 5.13, Seller is not liable or indebted under any United States Small Business Administration Paycheck Protection Program loans or liabilities (collectively, “PPP Loans”).

(e)        Neither Seller nor Owner has at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments.

13

5.14       Compliance with Applicable Law. Seller and, to the knowledge of Seller and Owner, Seller’s Employees are not and have never been in violation of any law, regulation or requirement applicable to it, him or her, or the conduct, ownership, use, occupancy or operation of the Business, and Seller or Owner have not received notice (written or oral) of any such violation, including, but not limited to, any law, regulation or requirement of the United States Drug Enforcement Agency or any state or board or agency of any state (or the federal government) in which Owner or any Employee is licensed to practice. To the knowledge of Seller and Owner, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any order, writ, injunction, decree, law, statute, rule, or regulation, the failure with which to comply would, or could reasonably be expected to, give rise to liability, other than liabilities that are, considered individually and in the aggregate, de minimis in nature and amount.

5.15       Absence of Undisclosed Liabilities. Seller and Owner (with respect to the Business) do not have any debts, liabilities, or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated, or otherwise and whether due or to become due), except for (i) any and all liabilities reflected on the Financial Statements and (ii) trade payables incurred in the ordinary course of business and consistent with past practice (clauses (i) and (ii) shall be referred to herein as the “Pre-Closing Liabilities”). There are no facts in existence on the date hereof and which are known, or should have reasonably been known to Seller, that would materially and detrimentally effect or impact the value of the Seller or the Business.

5.16       Completeness of Statement. None of the representations and warranties of Seller and Owner set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Purchaser as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not materially misleading. All of the representations and warranties of Seller set forth in this Article 5 shall be deemed re-made by Seller and Owner as of the Closing Date with the same force and effect as if in fact made at that time.

5.17       Investment Representation. Seller and Owner acknowledge and understand that:

(a)        The Convertible Note is being acquired by and provided to Seller for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof or any of the securities in which it is convertible. Seller has no present intention of selling, granting any participation in or otherwise distributing the Convertible Note.

(b)        Seller and Owner acknowledge that Seller and each of its representatives have been afforded an opportunity to ask questions to Seller and receive answers and additional information concerning Inspire and the Convertible Note. Seller and Owner acknowledge that Inspire is the parent corporation of Purchaser. Seller and Owner acknowledge that Seller and each of its representatives have been furnished with all information and documentation regarding Inspire and the Convertible Note which it or its representatives have requested or desire to know or inspect concerning Inspire and the Convertible Note.

14

(c)        Seller and Owner recognize that the Convertible Note and the securities in to which it is convertible are long-term, speculative investments involving a high degree of risk. Seller has been given no assurances by any person regarding the future success of this investment or any future distributions or other returns of Inspire or its investments. Furthermore, (a) Seller must be prepared to hold the Convertible Note and the securities in to which it is convertible and bear the economic risk of this investment for an indefinite period of time; (b) Seller may not be able to liquidate this investment in the event of an emergency (and any liquidation will be governed by the terms of the Convertible Note and related documents executed in connection therewith); and (c) the transferability of the Convertible Note and the securities in to which it is convertible are (and will likely remain) extremely limited (and any transferability will be governed by the terms of the Convertible Note and related documents executed in connection therewith).

(d)        Seller and Owner acknowledge the Convertible Note has not been registered under the Securities Act of 1933 or any applicable State Blue Sky Laws by reason of claimed exemptions from such registration which depend, in part, upon the investment intention of Seller. Seller and Owner acknowledge and understand that the Convertible Note and the securities in to which it is convertible are subject to certain restrictions on the transferability and sale of the Convertible Note.

5.18       Knowledge. For purposes of Article 5, an individual shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) based on other facts and matters of which such individual is actually aware, such individual should reasonably be aware of a particular fact or matter. An entity shall be deemed to have “knowledge” of a particular fact or other matter if any individual who is, at any time between the Effective Date up to and through Closing, a member, manager, director, executive officer, or shareholder of such entity (or in any similar capacity) has, at any time between the Effective Date up to Closing, knowledge of such fact or other matter (as “knowledge” is defined in the first sentence of this paragraph for an individual).

6.       Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

6.1       Organization. Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as it is now being conducted and as proposed to be conducted.

6.2       Authority Relative to This Agreement. Purchaser has the limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved, and no other proceedings on the part of Purchaser or its members or managers are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Transaction Documents to which each is a party, such Transaction Documents will constitute, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms.

15

6.3       No Violations. Neither the execution, delivery, or performance by Purchaser of this Agreement or the Transaction Documents to which Purchaser is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will (a) require Purchaser to obtain any consent, approval or action of, or make any filing with or give notice to, any governmental regulatory authority or any other Person, or (b) conflict with or result in any breach of any provisions of the articles of incorporation or operating agreements of Purchaser.

7.     Covenants.

7.1       Conduct of Business. Prior to the Closing Date, Seller and Owner shall use all commercially reasonable best efforts to (i) conduct Seller’s business only in the ordinary course of business consistent with past practice, (ii) maintain the Assets in the usual, regular and ordinary course of business consistent with past practice, and (iii) maintain a usual and customary level of office and veterinary consumable supplies, inventory, prescription drugs, controlled substances, and medications consistent with past practice. Prior to the Closing Date, Seller shall also use all commercially reasonable best efforts to preserve intact its business organizations and relationships with all other Persons and the goodwill and ongoing operations of the Business. Except as otherwise required or permitted under this Agreement, without the prior written consent of Purchaser, Seller shall not (i) sell, lease or transfer any Assets (other than in the ordinary course of business consistent with past practice), sublease the Property or assign the Lease, (ii) amend, modify or terminate any Business Contract, (iii) subject any of the Assets, the Lease or the Property to any new Encumbrance or allow any new Encumbrance to exist, other than any Encumbrance on Excluded Assets, (iv) knowingly take any action that would cause any of the representations and warranties of Seller in this Agreement not to be true and correct in all respects as of the Closing Date, (v) settle, release or forgive any claim or litigation or waive any right thereto which relates to the Business or the Assets (other than any claim or litigation which relates to an Excluded Asset or Excluded Liability), (vi) incur any liabilities other than Excluded Liabilities or liabilities incurred in the ordinary course of business consistent with past practice, (vii) purchase or contract to purchase or lease any clinical merchandise or equipment, (viii) permit Seller to increase any compensation for or pay any bonus to any officer, director, Employee or agent of Seller, (ix) permit Seller to hire or fire any new employee, or (x) agree or commit to take any action prohibited by this Section 7.1.

7.2       Public Announcement; Client Notification.

(a)        Prior to the Closing, Seller, Owner and Purchaser agree that they will not issue any press release or respond in writing to any press inquiry with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby or therein without the prior approval of the other party (which approval shall not be unreasonably withheld), except as may be required by applicable law. Notwithstanding the foregoing or anything herein to the contrary, following Closing, Purchasers shall be permitted, without the prior approval (or any approval whatsoever) of Seller or Owner, to issue a press release or respond in writing to any press inquiry with respect to this Agreement, the Transaction Documents, or the transactions contemplated hereby or therein.

16

(b)        At any time prior to the Closing, upon mutual agreement of the parties hereto, Seller and Purchaser shall notify any and all patients, customers, clients, referral bases and vendors of the Business and Seller of Purchaser’s acquisition of the Business and Seller’s veterinary practice and urge each of the foregoing to use, and/or continue to use, the Business and the services of Purchaser. Notwithstanding the foregoing, following Closing, Purchaser shall be permitted, without the prior approval of Seller or Owner, to notify any and all patients, customers, clients, referral bases and vendors of the Business and Seller of Purchaser’s acquisition of the Business and Seller’s veterinary practice and urge each of the foregoing to use, and/or continue to use, the Business and the services of Purchaser. The foregoing notice and the contents thereof shall be in a form approved by Purchaser, in its sole and absolute discretion.

7.3       Notification of Certain Matters. Seller shall give prompt notice to Purchaser of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any written objection, litigation or administrative proceeding that challenges the transaction contemplated hereby, and (iii) any inaccuracy of any representation or warranty contained herein or breach of any covenant or any change related to any representation or warranty contained herein.

7.4       Tax Returns and Filings. Seller shall prepare all of its Tax Returns for all periods and shall be responsible for paying all of its Taxes for all periods (or portions thereof) ending on or prior to the Closing Date.

7.5       Tax Matters; Fees. Any personal property transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions to Tax) levied in connection with the contemplated transactions shall be paid by Seller. All fees related to transfer of the Business Contracts (that are to be assumed pursuant to the terms hereof) or the termination of any Business Contracts not to be assumed are payable by Seller.

7.6       Brokers or Finders. There are no commissions or fees due for this transaction to any broker and neither party has dealt with any broker, except for                     . Any and all fees and commissions for and incurred by the foregoing broker shall be paid by Seller and Owner.

7.7       Confidentiality of Agreement. Each party agrees that it will treat in confidence all documents, materials and other information which such party shall have obtained regarding any other parties during the course of the negotiations leading to the consummation of the transactions contemplated in this Agreement (whether obtained before or after the date hereof), the investigation provided for herein and the preparation of this Agreement and the Transaction Documents. Such documents, materials and information shall not be communicated to any third Person (other than to each party’s counsel, accountants, financial advisors and lenders or to obtain any of the consents contemplated herein). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Assets; provided, that, after the Closing, Purchaser may in its sole discretion use or disclose any confidential information in any manner deemed appropriate by it without obligation to any other party hereunder and may make any notice permitted pursuant to Section 7.2 hereinabove (all such uses or disclosures shall not be a violation of this Section 7.7).

17

7.8       Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

7.9       Trade Names. At Closing, Seller will execute (and deliver to Purchaser) an amendment to Seller’s articles of organization by which Seller shall change its name to remove reference to                                         (the “Article Amendment”), and at Closing, Purchaser shall execute such appropriate documents to reserve the trade name “                            ” with the                           Secretary of State (the “Trade Name Forms”). Purchaser shall be responsible for the cost of filing the Article Amendment and the Trade Name Forms. Seller authorizes Purchaser to file the Article Amendment at or after Closing with the                          Secretary of State. Following the Closing, Seller shall not be permitted to use, any manner whatsoever, the trade name “                    ” or any other derivation thereof. Any amounts of money, profits and/or earnings derived from the use of the foregoing trade names shall be the sole property of Purchaser, and Seller shall have no right, title and/or interest in and to said money, profits and/or earnings.

7.10       Encumbrances. Any Encumbrances on and against the Assets shall be paid and satisfied by Seller and Owner at and through Closing.

7.11       Malpractice Insurance. Seller and Owner shall continue Seller’s existing policies of malpractice insurance or obtain such tail insurance with coverage of no less than was in effect immediately prior to Closing Date.

8.     Additional Post-Closing Covenants.

8.1       Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, Seller, Owner and Purchaser shall use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to Purchaser.

8.2       Third Party Rights. No provision of this Agreement shall create any third party beneficiary rights in any Employee or former Employee of Seller or any other Persons (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third party beneficiary rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Arrangement.

18

8.3       Further Agreements. Seller and Owner authorizes and empowers Purchaser on and after the Closing Date to receive and to open all mail received by Purchaser relating to the Assets, the Business or the Assumed Liabilities and to deal with the contents of such communications in any proper manner. Seller and Owner shall promptly deliver to Purchaser any mail or other communication received by Seller or Owner after the Closing Date pertaining to the Assets, the Business or the Assumed Liabilities and any cash, checks or other instruments of payment in respect thereof. From and after the Closing Date, Seller and Owner shall refer all inquiries with respect to the Business, the Assets, and the Assumed Liabilities to Purchaser.

8.4       Accounts Receivable; Closing Certificate.

(a)        Except as provided in Section 8.4(c), Purchaser shall have no continuing obligation to collect or assist the Seller or Owner in the collection of, any of the accounts receivable of Seller.

(b)        On the Closing Date, Seller shall provide Purchaser with a certified list, in a form satisfactory to Purchaser in Purchaser’s sole discretion, of Seller’s accounts receivable, customer deposits, and prepaid expenses, all as of the Closing Date (the “Closing Certificate”).

(c)        Notwithstanding the terms of Section 8.5(a), following the Closing, Purchaser shall remit any and all payments received for an accounts receivable of Seller that is listed and set forth in the Closing Certificate, subject to the following limitations: (i) the obligation of Purchaser to remit any such payment shall only arise if a payment received by Purchaser from a customer is clearly and directly attributable to an account receivable of Seller that is listed and set forth in the Closing Certificate; (ii) any payments made on-site at the Property in connection with or immediately following new services provided or new goods sold by Purchaser or its employees shall be considered payment for said new services or goods and not for any accounts receivable of Seller listed and set forth in the Closing Certificate; and (iii) any payments received by Purchaser, after Closing, for a customer that has a new accounts receivable for services and/or goods provided by Purchaser, shall be retained by Purchaser for payment of its account receivable first, and any excess proceeds shall thereafter be remitted to Seller for application to its outstanding accounts receivable.

8.5       Post-Closing Proceeds. The parties hereto acknowledge and agree that (i) on and after the Closing Date and following the Closing, credit card payments and proceeds, cash, cash equivalent, or check payments and proceeds, and such other consideration for services rendered and/or goods provided in and through the Business and the operations thereof may process in the name of Seller and/or Owner and may be attached to Seller’s and/or Owner’s bank account(s) even though Purchaser has purchased the Assets, and (ii) on and after the Closing Date and following the Closing, said payments, proceeds, and consideration and all amounts related thereto will be the exclusive property of Purchaser. In light of the foregoing, any and all of the foregoing payments, proceeds, and consideration (to the extent received by Seller and/or Owner) shall be held in trust by Seller and Owner for the benefit of Purchaser and shall be paid to Purchaser by Seller and Owner either upon the request of Purchaser (at any time following the Closing) or in and through the settlement process set forth in Section 2.5 hereof (such timing of when said amounts shall be paid shall be determined by Purchaser in Purchaser’s sole discretion).

19

8.6       Vendor Accounts. The parties hereto acknowledge and agree that on and after the Closing Date and following the Closing, Seller and Owner shall assist Purchaser, upon Purchaser’s reasonable request, to (i) move over and switch to Purchaser certain vendor accounts of Seller for the Business or (ii) set up new accounts with said vendors with said new accounts being in Purchaser’s name. The determination to move over and switch accounts or to set up new accounts shall be made by Purchaser in Purchaser’s sole discretion. On and after the Closing Date and following the Closing, Seller and Owner shall no longer have authority to order supplies, inventory or other materials for the Business unless authorized to do so by Purchaser.

8.7       Employment Agreement.

(a)        Owner’s employment agreement shall provide for annual retention bonuses for Owner equal to the following: (i) first year retention bonus equal to $           due and payable (in accordance with Purchaser’s regular pay schedule for employees) in cash following the first anniversary of the date in which Owner commenced employment with Purchaser, (ii) second year retention bonus equal to $              due and payable (in accordance with Purchaser’s regular pay schedule for employees) in cash following the second anniversary of the date in which Owner commenced employment with Purchaser, and (iii) third year retention bonus equal to $                due and payable (in accordance with Purchaser’s regular pay schedule for employees) in cash following the third anniversary of the date in which Owner commenced employment with Purchaser. To be abundantly clear, to be eligible for a given year’s retention bonus, Owner must be continuously employed by Purchaser throughout said year.

(b)        Notwithstanding the foregoing, subject to the terms of Owner’s employment agreement with Purchaser: (i) if Owner dies at any time during the first three (3) years of Owner’s employment term with Purchaser, Owner and/or her estate or heirs at law shall be entitled to retain any portion of the aforementioned $                retention bonus previously paid to Owner and, as it relates to any portion thereof yet to be paid, Purchaser shall pay Owner and/or his estate or heirs at law the balance thereof within ninety (90) days of Owner’s death, (ii) if Owner is disabled at any time during the first three (3) years of Owner’s employment with Purchaser and said disability results in the termination of Owner’s employment with Purchaser, Owner shall be entitled to retain all of the aforementioned $                 retention bonus previously paid to Owner and, as it relates to any portion thereof yet to be paid, Purchaser shall pay Owner the balance thereof within ninety (90) days of the effective date of the termination of Owner’s employment with Purchaser, and (iii) if Owner’s employment with Purchaser is terminated by Purchaser without cause at any time during the first three (3) years of Owner’s employment term with Purchaser, Owner shall be entitled to retain all of the aforementioned $                  retention bonus previously paid to Owner and, as it relates to any portion thereof yet to be paid, Purchaser shall pay Owner the balance thereof within ninety (90) days of the effective date of the termination of Owner’s employment with Purchaser.

20

9.            Conditions Precedent.

9.1       Conditions Precedent to Obligations of Seller and Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)       no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Governmental or Regulatory Authority that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and

(b)       no claim, action, suit, arbitration, inquiry, proceeding or investigation (each, an “Action”) shall have been commenced by or before any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal or judicial or arbitral body against Purchaser or Seller seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 9.1(b) shall not apply to any party that has directly or indirectly solicited or encouraged any such Action.

9.2       Conditions Precedent to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Seller, unless such a waiver is prohibited by law):

(a)       Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct; and

(b)       Purchaser shall have duly executed and delivered each of the Transaction Documents to which it is a party.

9.3       Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Purchaser, unless such a waiver is prohibited by law):

(a)       All Encumbrances on and secured by the Assets shall have been fully released or satisfied and paid on, by, or through Closing;

(b)       Purchaser shall have obtained financing for the acquisition of the Assets provided for herein and for the funding of the Purchase Price to be paid in connection therewith in such amount and upon such terms and from such Persons as Purchaser may approve in its sole discretion;

21

(c)       Seller and Owner shall have complied with and performed all of their respective agreements and obligations under this Agreement that they are each required to perform at or prior to the Closing Date, the representations and warranties of Seller and Owner contained in this Agreement shall be true and correct in all material respects, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller and signed by Owner as to the satisfaction of this condition;

(d)       Seller and Owner shall have all duly executed and delivered each Transaction Document to which they are each a party;

(e)       all required Consents or other authorizations from any Person shall have been obtained;

(f)        the transactions contemplated by the Real Estate Purchase and Sale Agreement of even date herewith and entered into by and between                  , as seller, and IVP FL Properties LLC, as purchaser, which provides that the foregoing purchaser shall purchase the Property, shall have been closed pursuant to and in compliance with the terms thereof;

(g)       there shall have been no material adverse change in the Business, the Assets, or the Assumed Liabilities since the date of this Agreement;

(h)       all full and part time veterinarians employed by Seller (including Owner) for the Business shall have entered into an employment agreement with Purchaser (such employment agreement to contain such term as are acceptable to and approved by Purchaser in its sole discretion);

(i)       Purchaser shall have determined to its satisfaction and in its sole discretion that (i) a veterinary clinic and/or hospital is permitted to operate at the Property, (ii) all necessary planning and zoning designations, approvals, conditions, and permits have been obtained for the Property to allow Purchaser and/or any tenant of Purchaser to use the Property for operation of a veterinary clinic and/or hospital, and (iii) the planning and zoning designations, approvals, conditions, and permits for the Property are acceptable to Purchaser, as determined in its sole discretion;

(j)        no Legal Proceeding or other proceeding shall have been commenced before any Person against Purchaser, Seller, or Owner seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement; and

(k)        no law or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any Person that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement.

22

10.       Termination, Amendment and Waiver.

10.1       Termination. This Agreement may be terminated at any time prior to the Closing;

(a)       by mutual written agreement of Purchaser, Owner, and Seller;

(b)       by the timely exercise of Purchaser’s right to terminate pursuant to Section 4.2; and

(c)       by Purchaser if (i) Purchaser is not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller in this Agreement and such breach, inaccuracy, or failure has not been cured by Seller within fifteen (15) days of Seller’s receipt of written notice of such breach from Purchaser, or (ii) the Closing has not occurred on or before October 31, 2022, unless Purchaser is then in material breach of this Agreement; or

(d)        by Seller if (i) Seller is not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Purchaser in this Agreement and such breach, inaccuracy, or failure has not been cured by Purchaser within fifteen (15) days of Purchaser’s receipt of written notice of such breach from Seller, or (ii) the Closing has not occurred on or before October 31, 2022, unless Seller is then in material breach of this Agreement.

10.2       Rights and Remedies on Termination. If this Agreement terminates on account of the breach of either party, any additional obligations of the non-breaching party shall cease, and such non-breaching party shall have the right to exercise all rights and remedies available both at law and in equity. Upon termination for any other reason, neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement (including, but not limited to, those related to confidentiality of information with respect to the Business and the Property). Neither party shall be liable to the other party for any special, indirect, consequential or incidental damages, including, but not limited to, lost profits.

11.       Indemnification.

11.1       Purchaser Indemnification. Seller and Owner jointly and severally hereby agree to indemnify and defend and hold harmless Purchaser and its Affiliates and each of their respective directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the “Purchaser Indemnified Persons”) against and in respect of any and all injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, reasonable attorneys’ fees, incurred, suffered, sustained or required to be paid by a Purchaser Indemnified Person relating to or resulting or arising from or incurred in connection with:

(a)        any misrepresentation of, breach of, or inaccuracy in any representation or warranty made by Seller or Owner in this Agreement or any Transaction Document;

(b)        Any non-fulfillment, non-performance, or breach of any agreement, covenant or condition on the part of the Seller or Owner made herein or to be performed, complied with or fulfilled under this Agreement or any Transaction Documents;

23

(c)        any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting a Purchaser Indemnified Party relating to any personal injury or property damage caused, or alleged to be caused, by any service provided or product sold, delivered or serviced by any of Seller, Seller’s Employees, or Owner prior to the Closing;

(d)        any amounts provided for hereunder that the Seller or Owner are obligated to pay, satisfy or discharge, including, without limitation, the Pre-Closing Liabilities, the Excluded Liabilities, and any other amounts provided for in Section 2.5 above;

(e)        any claim for payment of fees and/or expenses as a broker or finder in connection with the transactions contemplated herein and based upon any agreement between the claimant and Seller or any of the Owner;

(f)        any amounts due and owing under any PPP Loans;

(g)        any Taxes that are the responsibility of Seller and/or Owner pursuant to the terms hereof;

(h)        the failure of Seller or Owner to comply with any bulk sales law and other similar laws in any applicable jurisdiction in respect of the transactions contemplated in this Agreement; or

(i)        any Legal Proceeding incident to any of the foregoing.

11.2       Seller and Owner Indemnification. Purchaser hereby agrees to indemnify and defend and hold harmless Seller and Owner and each of their respective directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the “Seller Indemnified Persons”) against and in respect of any and all injuries, charges, claims, demands, damages, assessments, expenditures, penalties, fines, costs, liabilities, obligations, debts, taxes, liens, Losses, and expenses, including, but not limited to, attorneys’ fees, incurred, suffered, sustained or required to be paid by a Seller Indemnified Person relating to or resulting or arising from or incurred in connection with: (i) any misrepresentation of, breach of, or inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Transaction Document; (ii) any non-fulfillment, non-performance, or breach of any agreement, covenant or condition on the part of the Purchaser made herein or to be performed, complied with or fulfilled under this Agreement or any Transaction Documents; (iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the transactions contemplated herein and based upon any agreement between the claimant and any of the Purchaser; (iv) any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting a Seller Indemnified Party relating to any personal injury or property damage caused, or alleged to be caused, by any service provided or product sold, delivered or serviced by any of Purchaser, Purchaser’s employees, or the Business accruing after the Closing; or (v) any Legal Proceeding incident to any of the foregoing.

24

11.3       Survival; Right to Indemnification. All of the representations, warranties, covenants, agreements, and obligations set forth and contained in this Agreement (including, without limitation, the indemnification obligations provided for herein) shall survive the Closing hereunder, but with respect to the representations and warranties, (i) those set forth and contained in Sections 5.8 and 5.10(c) shall survive the Closing Date until the date that all claims against Purchaser which could give rise to claims for indemnification based upon, arising out of, or otherwise in respect of any such representations and warranties are barred by all applicable statutes of limitations, (ii) those set forth and contained in Sections 5.1, 5.2, 5.4, 5.7, 5.9, 5.12, 5.13, 5.14, 6.1, 6.2, and 6.3 shall survive the Closing Date until the expiration of the statute of limitations applicable to the matters set forth therein as set forth in the applicable statutes of limitations, and (iii) all other representations and warranties of Seller, Owner, and Purchaser set forth and contained in this Agreement shall survive for a period of three (3) years after the Closing Date. The right to indemnification, payment of damages or other remedies based on such representations, warranties, covenants and obligations will not be affected by the Closing, or by any earlier termination of this Agreement, or by any investigation conducted by any Person with respect to, or any knowledge acquired by any Person at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations. The remedies provided in this Section 11 shall not be exclusive of or limit any other remedies that may be available to any party, whether at law, in equity, by contract or otherwise. To be abundantly clear, the terms of Sections 2.5, 7.4, 7.5, 7.6, 7.7, 8.1, 8.2, 8.3, 8.6, and 8.7 and Articles 10, 11, 13, 14, and 15 shall survive the Closing and/or the termination of this Agreement.

11.4       Indemnification Procedure for Third Party Claim.

(a)        If subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first (A) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and (B) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; provided further, however, that, in the event the Indemnifying Party assumes control of the defense, the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

25

(b)        If the Indemnifying Party fails to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c)        If the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)        Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e)        The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks (i) any order, injunction or other equitable relief against the Indemnified Party or (ii) involves criminal or quasi-criminal allegations.

(f)        If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.4, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within fifteen (15) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such fifteen (15)-day period.

26

(g)        Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

11.5       Bulk Sales Waiver and Indemnity. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Purchaser, each of Seller and Owner, jointly and severally, shall indemnify, defend, and hold the Purchaser harmless against any claims or damages resulting or arising from such waiver and failure to comply with applicable bulk sales laws.

11.6       Liability of Owner. Owner shall jointly and severally liable with Seller as if “Owner” was substituted for “Seller” throughout this Section 11 and this Agreement. For the avoidance of doubt, Owner and Seller shall be jointly and severally liable under this Agreement.

12.       Deliveries at Closing.

12.1       Seller’s Deliveries at Closing. The sale, transfer, assignment and delivery by Seller of the Assets to Purchaser, all as herein provided, shall be effected on the Closing Date by Seller’s execution and delivery of (collectively, the “Transaction Documents”): (i) a bill of sale and an assignment for all Assets (except for the Business Contracts); (ii) an assignment(s) of the Business Contracts; (iii) a copy of the resolutions of the members and managers (if any) of Seller, or similar enabling document, authorizing the execution, delivery, and performance hereof by Seller, and a certificate of a duly authorized member of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect and a copy of any and all organizational documents of Seller; (iv) releases and termination statements for any Encumbrances on the Assets; (v) a termination of the Lease signed by Seller and Owner; (vi) intentionally omitted; (vii) employment agreement for all full and part time veterinarians of the Business (each in a form satisfactory to Purchaser in Purchaser’s sole discretion); (viii) all documents of title and instruments of conveyance necessary to transfer record and beneficial ownership to Purchaser of all Assets that requires execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser, in its sole discretion; (ix) a settlement statement; (x) the Article Amendment, (xi) a Certificate of Good Standing for the Seller issued by the State of Florida (dated not more than ten (10) days prior to the Closing Date), (xii) possession of the Assets for Purchaser; (xiii) the Closing Certificate; (xiv) a tax clearance certificate or other similar from document for Seller from the Taxing Authority in the State of Florida; (xv) the Convertible Note and such other documents required by Seller (in its sole discretion) to be executed in connection therewith (the “Convertible Note Documents”); and (xvi) any other document reasonably requested by Purchaser or its counsel, all in form and substance acceptable to Purchaser, in its sole and absolute discretion. Owner shall, to the extent requested by Purchaser at and in conjunction with Closing, join in and execute the aforementioned bills of sale and convey to Purchaser all of Owner’s right, title and interest (if any) in any and all assets and properties, whether tangible or intangible, used in connection with the ownership and operation of the Business. Further, Owner shall execute all Transaction Documents or other instruments reasonably requested by Purchaser to accomplish the transaction described herein or to comply with the terms herein.

27

12.2       Purchaser’s Deliveries at Closing. In addition to the other things required to be done hereby, at the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a)       the Transaction Documents to which Purchaser is a party (including any Convertible Note Documents);

(b)       a copy of the resolutions of the members of Purchaser, or similar enabling document, authorizing the execution, delivery, and performance hereof by Purchaser, and a certificate of its members, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

(c)       immediately available funds in the amount of the Purchase Price (except for such amounts represented by the Convertible Note).

13.           Restrictive Covenants.

13.1       Seller and Owner Acknowledgments. Seller and Owner agree and acknowledge that in order to assure that the Business will retain its value as a “going concern,” it is necessary that Seller and Owner do not utilize his or its present and special knowledge of the Business and the Restricted Business to compete with Purchaser and the Business during the Restricted Period after the closing of the acquisition of the Assets. Seller and Owner further acknowledge that (a) Purchaser has been and/or will be engaged in the Business and the Restricted Business; (b) Seller and Owner possess extensive knowledge and a unique understanding of the Business as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning Purchaser and the Business and the Assets; (c) the agreements and covenants contained in this Article 13 are essential to protect Purchaser and the value of the Business and the Assets and are a condition precedent to Purchaser’s willingness to pay for the Assets; (d) Purchaser would be irreparably damaged if any of Seller or Owner were to provide services or any products to any Person in violation of the provisions of this Agreement; (e) Owner has a means to support himself and his dependents other than by engaging in the Business and the provisions of this Article 13 will not impair such ability; and (f) the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Article 13 are reasonable and are not broader than are necessary to maintain the goodwill associated with the Business and the Assets.

28

13.2       Non-Competition. During the Restricted Period, each of the Seller and Owner shall not, without the prior written consent of the Purchaser, for either themselves or, directly or indirectly, through any Person owned (in any amount or to any extent) or controlled by any of the Seller, Owner, or either as principal, agent, director, officer, employee, employer, consultant, member, manager, partner, shareholder or holder of any equity security in any Person, or in any other individual or representative capacity whatsoever:

(a)        interfere or compete, in any manner whatsoever, with the Restricted Business or any business competitive with any portion of the Restricted Business or with the Purchaser within the Restricted Area;

(b)        engage in, or give any advice relating to the Restricted Business to any Person (other than the Purchaser) engaged in, the Restricted Business, or any business competitive in any respect or manner with the Restricted Business or with the Purchaser;

(c)        lend credit, money or reputation or guaranty any credit for the purpose of establishing or operating or investing in any Person that engages in (or proposes to engage in) the Restricted Business or any business competitive with any portion of the Restricted Business or with the Purchaser within the Restricted Area;

(d)        own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, in any manner, including, without limitation, as an officer, director, shareholder, member, manager, partner, proprietor, employee (other than as an employee of Purchaser), agent, consultant, independent contractor or otherwise, any Person which is, directly or indirectly, engaged in (or proposes to engage in) the Restricted Business or any business competitive with any portion of the Restricted Business or with the Purchaser within the Restricted Area (provided, however, that Owner may own, solely as a passive investment, securities of any entity which are traded on a national securities exchange or in the over-the-counter market if the Owner do not each own more than one percent (1.0%) of any class of securities of such entity); or

(e)        own, control, possess, lease, rent, manage, participate in or be connected with, directly or indirectly, in any manner, any real property within the Restricted Area in which any Person is engaged in (or proposes to engage in) the Restricted Business or any business competitive with any portion of the Restricted Business or with the Purchaser at said real property.

13.3       Non-Solicitation. During the Restricted Period, the Seller and/or Owner shall not, without the prior written consent of the Purchaser, for either themselves or, directly or indirectly, through any Person owned (in any amount or to any extent) or controlled by any of the Seller, Owner, or either as principal, agent, director, officer, employee, employer, consultant, member, manager, partner, shareholder or holder of any equity security in any Person, or in any other individual or representative capacity whatsoever:

(a)        call upon, solicit, divert, take away, accept any business of, or attempt, in any manner, to call upon, solicit, divert, take away, or accept any business of any Existing Clients or any Potential Clients for the purpose of selling and/or providing any business, products, or services that are a part of or relate to the Restricted Business;

(b)        hire, employ, or recruit, or attempt, in any manner whatsoever, to hire, employ, or recruit, or contact or solicit with respect to hiring or employing, any Person that is an employee, director, manager, member, or officer of the Purchaser or any Person who acted in such capacity within one (1) year prior to any such hiring, employment, recruitment, contract, or solicitation;

29

(c)        call upon, solicit, cause, or encourage, or attempt, in any manner whatsoever, to call upon, solicit, cause or encourage, any Person that is an employee, director, manager, member, officer, contractor or consultant of the Purchaser or any Person who acted in such capacity within the one (1) year prior to any such contact or solicitation to leave the employ of or terminate or otherwise alter its contractual relationship, whether oral or written, with the Purchaser or any affiliate of the Purchaser; or

(d)        call upon, solicit, cause, or encourage, or attempt, in any manner whatsoever, to call upon, solicit, cause or encourage, any Existing Clients or any Potential Clients to terminate or otherwise alter its relationship, whether oral or written, whether contractual or not, with the Purchaser or any affiliate of the Purchaser.

13.4       Reformation of Article 13. Seller, Owner, and Purchaser agree and stipulate that the covenants contained in this Article 13 are fair and reasonable in light of all of the facts and circumstances of the relationship among the Purchaser, Seller, and Owner; however, Seller, Owner, and Purchaser are each aware that in certain circumstances courts have refused to enforce certain restrictive covenants. Therefore, in furtherance of and not in derogation of the provisions of Article 13 hereof, the parties agree that in the event a court should decline to enforce any of the provisions of Article 13, that Article 13 will be deemed to be modified or reformed to the maximum extent as to time, geography and business scope, which the court finds enforceable and permissible under the circumstances.

13.5       Enforcement. Seller and Owner acknowledge and agree that a violation or attempted violation by Seller and/or Owner of any provisions of this Article 13 hereof will cause such damage to the Purchaser as will be irreparable and that the remedy at law will be inadequate, and accordingly, Seller and Owner agree that the Purchaser will be entitled to an injunction, without posting bond or any other security, from any court of competent jurisdiction, restraining any further violation of such provisions by Seller and/or Owner. Seller, Owner, and Purchaser agree that in the event of a violation or attempted violation by Seller and/or Owner of any provision of this Article 13 hereof, the Purchaser will be entitled, in addition to the injunctive relief discussed above, to seek and obtain such damages as the Purchaser may be entitled to under applicable law. Any exercise by the Purchaser of its rights pursuant to this Article 13 will be cumulative and in addition to any other remedies to which the Purchaser may be entitled at law or in equity. If, during any period within the term of this Agreement, Seller and/or Owner are not in compliance with the terms of this Article 13, the Purchaser will be entitled to, among other remedies, require compliance by Seller and/or Owner with the terms of this Article 13 for an additional period equal to the period of such noncompliance.

30

14.        General Provisions.

14.1       Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by reputable overnight delivery service or by email transmission to each of the parties at the following addresses:

To Purchaser:	IVP FL Holding Company LLC
2324 Valle Rio Way
Virginia Beach, Virginia 23456
Attn: Kimball Carr
Email:

With a copy to:

To Seller:

Email:

or to such other address or such other Person as the addressee party shall have last designated by written notice to the other party. A copy of any Notice sent by email also must be personally delivered or sent by reputable overnight courier service (in accordance with this Section) within 48 hours of the transmission of such Notice by email, provided that failure to do so will not invalidate any Notice actually received by the party to whom the email was addressed. Notices given by email transmission shall be deemed to be delivered as of the date and time when such email is sent; and all other Notices shall have been deemed to have been delivered on the date of delivery or refusal. All copies of Notices (i.e., those provided to any Person other than Seller, Owner, or Purchaser) shall be given as a courtesy only, and the failure or inability to deliver any courtesy copy of any Notice will not invalidate the Notice given to Seller, Owner, or Purchaser.

14.2       Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.3       Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, including, without limitation, any transaction between the parties hereto.

14.4       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to the rules of conflict of laws of the Commonwealth of Virginia or any other jurisdiction.

14.5       Venue and Jurisdiction; Attorneys’ Fees; Jury Trial Waiver. The parties agree that any litigation commenced by any party hereunder on any basis shall be brought in the United States District Court for the Middle District of Florida, Ft. Myers Division, and the parties expressly waive any right to contest such venue or assert improper venue, forum non conveniens or similar doctrines. The parties hereby consent to the jurisdiction of such courts. If a dispute arises regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable costs and expenses (including attorneys’ fees) in connection with such interpretation or enforcement; provided, however, the prevailing party shall not be entitled to reimbursement of the costs and expenses provided for in Section 14.6 hereof. The parties hereby waive any right to a trial by jury respecting any action arising out of this Agreement or the transactions contemplated hereby.

31

14.6       Expenses. Except as otherwise provided herein, whether or not the actions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

14.7       Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement and their respective rights, liabilities and obligations hereunder will not be assignable or delegable by Seller or Owner without the prior written consent of Purchaser. Purchaser shall be permitted to assign or transfer this Agreement and its rights, liabilities, and obligations hereunder without the prior written consent or Seller or Owner. Upon assignment, Purchaser shall be relieved of its obligations and liability hereunder.

14.8       Amendment. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of the parties hereto.

14.9       Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies.

14.10       Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

14.11       Counterparts; Effectiveness; Telecopy Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto. A facsimile, telecopy, PDF or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy, PDF or other reproduction hereof.

32

14.12       Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

14.13       Enforcement of Agreement. The parties hereto agree that time is of the essence in the performance of their respective obligations under this Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.

14.14       Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

14.15       Interpretation. No party hereto will be considered the draftsman hereof. The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

14.16       Exclusive Negotiations. As of the Effective Date, Seller shall remove the Business and the Assets from the market (if it is or has been on the market), and (ii) cease and refrain from any and all negotiations with any other prospective buyers so long as this Agreement is in full force and effect.

14.17       Schedules and Exhibits. All schedules and exhibits attached hereto are incorporated herein by reference and made a part hereof.

14.18       Documents. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

15.       Definitions. As used in this Agreement, the terms below shall have the following meanings. To the extent a term is not defined in this Section 15, said term shall have the meaning given to it in this Agreement:

“Action” has the meaning set forth in Section 9.1(b).

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

33

“Agreement” has the meaning set forth in the Preamble.

“Article Amendment” has the meaning set forth in Section 7.9.

“Assets” has the meaning set forth in Section 1.1(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Benefit Arrangement” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control or other benefit plan, practice, policy, program, arrangement or agreement of any kind, whether written or oral, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employment agreement, consulting, termination or severance agreements.

“Business” has the meaning set forth in the Recitals.

“Business Contracts” has the meaning set forth in Section 1.1(a)(xi).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Closing” has the meaning set forth in Section 3.

“Closing Certificate” has the meaning set forth in Section 8.4(b).

“Closing Date” has the meaning set forth in Section 3.

“COBRA” has the meaning set forth in Section 1.4(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Convertible Note” has the meaning set forth in Section 2.1(b).

“Convertible Note Documents” has the meaning set forth in Section 12.1.

“Defense Counsel” has the meaning set forth in Section 11.4(a).

“Defense Notice” has the meaning set forth in Section 11.4(a).

“Effective Date” has the meaning set forth in the Preamble.

34

“Employee” means each employee, officer or consultant of Seller engaged primarily in the conduct of the Business.

“Employee Payables” means any and all amounts due and owing for Employee payroll and payroll related accruals, including, without limitation, Employee compensation, wages, and salaries, bonuses, 401k and related retirement contributions, Benefit Arrangements, vacation, sick, and other paid time off, unpaid continuing education, overtime, or such other related amounts. The foregoing includes any accrued but unpaid amounts of the foregoing compensation and benefits.

“Encumbrances” means any lien, pledge, assessment, security interest, lease, judgment lien, tax lien, mechanic’s lien, materialmen’s lien or other restriction, limitation or condition on ownership of property of any kind or any other title retention or security arrangement.

“Environmental Law” means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Existing Client” means any Person that was sold and/or provided any business, product, or service that is a part of or relates to the Restricted Business by Seller, Owner, or Purchaser at any time on or prior to the Closing Date.

“Financial Statements” has the meaning set forth in Section 5.6.

“Hazardous Material” means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law.

35

“Indemnified Party” has the meaning set forth in Section 11.4(a).

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Inspire” has the meaning set forth in Section 5.17(b).

“Knowledge” or “knowledge” has the meaning set forth in Section 5.17.

“Legal Proceedings” means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity before any governmental or regulatory authority.

“Lease” has the meaning set forth in Section 5.12.

“Loss” or “Losses” means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Notices” has the meaning set forth in Section 14.1.

“Owner” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 1.1(a)(vi).

“Person” means any individual, association, corporation (including without limitation any non-profit corporation), estate, partnership (including without limitation any general, limited, or limited liability partnership), limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, governmental body, unincorporated association or other legal entity or organization.

“Potential Client” means (a) any Person that (1) as of the Closing Date, has not been sold and/or provided any business, product, or service that is a part of or relates to the Restricted Business by Seller, Owner, or Purchaser and (2) resides, now or at any time in the future, in the Restricted Area; or (b) following the Closing Date, any Person that is sold and/or provided by the Purchaser any business, product, or service that is a part of or relates to the Restricted Business.

“PPP Loans” has the meaning set forth in Section 5.13(d).

“Pre-Closing Liabilities” has the meaning set forth in Section 5.15.

“Property” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

36

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.1.

“Restricted Area” means any area within a twenty-five (25) mile radius of                   .

“Restricted Business” means (1) the provision of any veterinary services (whether same is provided in or through any clinic, office, hospital or any other business or entity, and said services includes, without limitation, any boarding or grooming services), and/or any goods used in connection with the provision of any veterinary services (including, without limitation, any grooming products, pet supplies or medication), or (2) the provision of any support services to anyone in connection with the business described in (1) above.

“Restricted Period” means a period commencing on the Closing Date and continuing for two (2) years from the date that the Owner’s employment with the Purchaser ends or terminates, for any reason, directly or indirectly.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Persons” has the meaning set forth in Section 11.2.

“Taxes” means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any sales taxes, interest, additions to tax, or penalties applicable thereto.

“Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Returns” means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Trade Name Forms” has the meaning set forth in Section 7.9.

“Transaction Documents” has the meaning given in Section 12.1.

[Signature Page Follows]

37

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth next to their respective signatures.

PURCHASER:	IVP Holding Company LLC,
a Delaware limited liability company

By:
Name:
Its:
Date:

OWNER:

Date: